Form 10-K, Exhibit 13
period 1997-12-31
THERATECH INC /DE/
filed 1998-03-31
CIK 885015

                                 THERATECH, INC.                    EXHIBIT 13.1

                             ----------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Since its inception in January 1985, TheraTech has devoted substantially all of its resources to drug delivery research and development programs. TheraTech develops advanced, controlled release and other drug delivery products which administer drugs through the skin, by oral delivery to the gastrointestinal tract, through tissues in the oral cavity, through absorption in the lungs and by other means. TheraTech product development activities have been conducted independently or pursuant to collaborative research and development agreements generally with pharmaceutical companies ("Collaborative Partners"). For independently developed products, TheraTech has entered into licensing, marketing and distribution agreements generally with pharmaceutical companies to market TheraTech manufactured products, or has transferred the technology to other companies. TheraTech continues to devote substantial resources to the development of drug delivery technologies and product development programs.

The Company has entered into various product development, licensing, marketing, manufacturing and supply agreements with Collaborative Partners. Product development and licensing agreements generally provide for TheraTech to receive payments in various forms, which can include licensing fees and other payments upon the execution of an agreement, milestone payments upon achievement of certain technical and regulatory goals and periodic payments in the form of cost reimbursements for product development and clinical evaluation of a specified product, including a portion of general and administrative expenses.

Manufacturing and supply agreements provide for TheraTech to manufacture and transfer products to Collaborative Partners, which allows TheraTech to earn product sales revenues in a variety of ways. In general, product sales represent sales to TheraTech's marketing partners for resale purposes or contract payments. Product sales may be recognized based on one or a combination of the following: (i) TheraTech's fully burdened manufacturing cost; (ii) a fixed or variable manufacturing profit; (iii) a transfer of product where the price is based on a percentage of the marketing partners' sales to their clients; and/or
(iv) a royalty on the partners' product sales. Certain agreements also require the marketing partner to meet certain production volumes or pay TheraTech's fixed production costs. Accordingly, TheraTech's product sales do not necessarily reflect the existing or future market demand for such products.

The Company's results of operations may vary significantly from quarter to quarter and depend, among other factors, on the signing of new product development agreements, the timing of fees and milestone payments made by Collaborative Partners, the progress of clinical trials, product sales levels and costs associated with the manufacturing processes. The timing of the Company's research and development revenues may not match the timing of the associated expenses. The amount of revenues in any given period is not necessarily indicative of future revenues.

To date, four research and development programs have resulted in commercialized products. TheraTech has received marketing clearance from the United States Food and Drug Administration ("FDA") for its Alora(R) estradiol transdermal systems for women and its Androderm(R) two and one half milligram ("2.5 mg") testosterone transdermal system for men. Both received marketing clearances within one year of their respective initial submissions. During 1997, TheraTech also received marketing clearance for its Androderm(R) five milligram ("5 mg") product within six months of filing its supplemental New Drug Application ("sNDA") with the FDA. These are the Company's first three commercial products in the United States. The testosterone transdermal systems for men have also been approved in certain European countries under different trade names. TheraTech also has a nitroglycerin transdermal product which has been approved in certain European countries and has been launched by TheraTech's marketing partners in France, Greece, Holland and Italy.

Worldwide marketing rights (excluding certain Asian countries) have been granted to Procter & Gamble Pharmaceuticals, Inc. ("Procter & Gamble") for TheraTech's estradiol transdermal products and its estradiol/progestin combination product which is currently in Phase III clinical trials. TheraTech's estradiol transdermal products are marketed under the trade name Alora and are available in 0.05, 0.075, and 0.1 mg per day dosage strengths. TheraTech made its initial shipments of these products to Procter & Gamble in March 1997 and the commercial launch of Alora commenced in the United States in May 1997. In December 1997, TheraTech and Procter & Gamble announced an agreement to develop and market a transdermal female testosterone product which is in Phase II clinical trials and a transdermal female estradiol/testosterone combination product which is in Phase I clinical trials.

                                 THERATECH, INC.

                             ----------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


In September 1997, TheraTech announced that Astra AB ("Astra") had been granted exclusive distribution and marketing rights to the Androderm testosterone transdermal systems for men in Germany, Austria and Switzerland, it already had rights to the products in Scandinavia. In December 1997, TheraTech announced a similar agreement with Schwarz Pharma covering Belgium, France, Italy, the Netherlands and certain East European countries. Marketing rights to these countries were reacquired from SmithKline Beecham and Fournier earlier in the year. TheraTech also has marketing agreements for its testosterone transdermal systems with: SmithKline Beecham in the United States, Canada, Ireland and the United Kingdom; Compania Espanola de la Penicilina y Antibioticos, S.L. ("CEPA") in Spain; Laborterapia - Produtos Farmaceuticos, S.A. ("Laborterapia") in Portugal; Wyeth-Ayerst International, Inc. ("Wyeth-Ayerst") in Mexico, Central and South America, non-French-speaking Africa and the Middle East; and Samyang Corporation ("Samyang") in South Korea. The 2.5 mg testosterone transdermal product has received approval and is currently being marketed under the following trade names: Androderm, by SmithKline Beecham in the United States and by Samyang in South Korea; Andropatch(TM), by SmithKline Beecham in Ireland and the United Kingdom; and Atmos(R), by Astra in Denmark, Finland, and Sweden. TheraTech intends to assign marketing rights in the remaining unassigned territories.

In May 1997, TheraTech and SmithKline Beecham announced that the FDA had cleared the Androderm 5 mg product for marketing in the United States. The commercial launch of this product by SmithKline Beecham occurred in the United States in June 1997. The 5 mg product has also been approved in certain European countries and is being marketed in Ireland and the United Kingdom by SmithKline Beecham under the trade name Andropatch and in Sweden by Astra under the trade name Atmos. The original testosterone transdermal product was a two-patch per day,
2.5 mg system. The new 5 mg patch restores testosterone levels to a normal range by continuous delivery of testosterone for 24 hours in a convenient one-patch per day formulation. Both Androderm 2.5 mg and 5 mg products are currently available to meet patient needs.

TheraTech was responsible for filing with the FDA the Androderm 2.5 mg New Drug Application ("NDA") and the Androderm 5 mg sNDA in the United States. In all other countries, TheraTech's partners are responsible for filing and obtaining regulatory approvals to market the male testosterone product. The ability to market and the timing of the testosterone product launch in the various countries is dependent upon obtaining the necessary regulatory approvals.

To date, the Company's product sales, operating results and assets associated with operations outside the United States have not been a significant portion of the Company's consolidated business. For each of the years ended December 31, 1997, 1996 and 1995, less than 10 percent of the Company's total revenues, including product sales, licensing fees, and research and development revenue, were attributable to export sales and other revenues derived from foreign sources.

RESULTS OF OPERATIONS

For the year ended December 31, 1997, the Company had net income of $5,851,000, equal to $0.27 per share. This compares to net income of $4,225,000 or $0.20 per share, and a net loss of $7,841,000 or $0.40 per share for the years ended December 31, 1996 and 1995, respectively. The Company had total revenues of $39,750,000, $36,361,000 and $24,521,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

RESEARCH AND DEVELOPMENT REVENUES were $20,240,000, $20,413,000 and $15,998,000 for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, TheraTech earned a majority of its revenues from its collaborative development programs with Procter & Gamble involving (i) Phase III development activities on the estradiol/progestin combination product; (ii) technical support for the Alora market launch, continuing estradiol development activities necessary for foreign regulatory approval, along with stability studies and clinical trials associated with the estradiol program; and (iii) Phase II clinical and development activities for the female testosterone transdermal product. Other programs included preclinical research and development activities on the OTM delivery technology under the multi-product collaboration with Eli Lilly and Company ("Lilly") signed in January 1997 and on-going development activities on the 5 mg testosterone product for SmithKline Beecham and other partners. With the commercial launches of Alora in May 1997 and the Androderm 5 mg product in June 1997, major development activities for these products were being completed. As a result, research and development revenues for these products decreased in the 1997 period compared to the 1996 period. This decrease was largely offset by revenues generated from other product development programs.

                                 THERATECH, INC.

                             ----------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


During 1996, TheraTech earned revenues for: (i) estradiol commercialization activities performed for Procter & Gamble, which included a milestone payment for the FDA clearance in December 1996 to market the estradiol transdermal system for women in the United States; (ii) estradiol/progestin combination product development activities also with Procter & Gamble, which completed Phase II studies and initiated Phase III clinical trials; (iii) development activities on the 5 mg testosterone product for SmithKline Beecham and Wyeth-Ayerst, which included filing an sNDA with the FDA in October 1996; (iv) product development activities on oxybutynin for Meiji Milk Products Co. ("Meiji"), in the form of milestone payments; and (v) providing supplies for additional Androderm clinical trials, supporting Collaborative Partners with foreign regulatory filings and other research and development activities. The milestone payment received for the FDA approval of Alora is primarily the reason for the increase in revenues from 1995 to 1996.

A substantial portion of research and development revenues in 1995 resulted primarily from an agreement signed in 1995 with Procter & Gamble to develop and market new hormone replacement products for women. Under this agreement, TheraTech received significant milestone payments for the estradiol NDA submission and for the completion of Phase I studies on the estradiol/progestin combination product. TheraTech also earned from Procter & Gamble cost reimbursements of research and development expenses for these products. During 1995, milestone and cost reimbursement payments were also received from SmithKline Beecham, Grelan Pharmaceutical Co., Ltd and Nichiiko Pharmaceutical Co., Ltd.

PRODUCT SALES for the years ended December 31, 1997, 1996 and 1995 were $15,470,000, $11,296,000 and $4,318,000, respectively. TheraTech began shipping initial supplies of Alora to Procter & Gamble in March 1997, and retail distribution and promotion to physicians by Procter & Gamble began in May 1997. Also in May, TheraTech began shipping initial supplies of the new Androderm 5 mg product to SmithKline Beecham. Retail distribution and promotion to physicians of this product by SmithKline Beecham began in June 1997. TheraTech also recorded sales of the nitroglycerin product in certain European countries reported by Lavipharm S.A. ("Lavipharm"). As a result, product sales increased in the 1997 period.

Product sales during 1996 relate primarily to TheraTech's 2.5 mg testosterone transdermal products including Androderm, Andropatch and Atmos. Product sales during 1996 also include (i) client contract payments received by Natrapac, Inc., a wholly-owned consumer products subsidiary of TheraTech for providing non-pharmaceutical packaging services, (ii) repackaging of patient and physician inserts into cartons of Androderm, (iii) payments for fixed production costs, and (iv) royalties on sales by Lavipharm of the nitroglycerin product in Italy, France and Greece.

Product sales during 1995 were primarily from the launch of the Androderm 2.5 mg product in the United States. The Company also recognized revenue on Lavipharm's sales of the nitroglycerin product which was launched in Italy and France during 1995.

LICENSING REVENUES were $2,495,000, $2,999,000 and $2,715,000 for the years ended December 31, 1997, 1996 and 1995, respectively. During the 1997, TheraTech granted distribution and marketing rights for the testosterone transdermal system for men to Schwartz Pharma in 13 European and East European countries, and to Astra in Germany, Austria and Switzerland. Procter & Gamble also extended its marketing rights for the estradiol and estradiol/progestin combination products into certain Asian countries. Additionally, TheraTech earned licensing revenues from Wyeth-Ayerst for the achievement of milestones under a testosterone product licensing agreement and from Samyang under an estradiol product licensing agreement.

During the 1996 period, TheraTech earned licensing revenues from SmithKline Beecham, Wyeth-Ayerst and Astra for achieving milestones under their testosterone product licensing agreements and from Samyang for milestones under an estradiol/progestin combination product licensing agreement and testosterone product licensing agreement.

During 1995, TheraTech earned licensing fees by achieving milestones for the approval of Androderm in the United States and upon regulatory submission of the
2.5 mg testosterone transdermal product in France. Also during the period, the Company earned fees upon signing agreements with Wyeth-Ayerst and Astra for distribution of the testosterone transdermal

                                 THERATECH, INC.

                             ----------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


product. Licensing fees also included the payment by Procter & Gamble for worldwide (excluding Asian countries) marketing rights covering new female hormone replacement products.

INTEREST AND OTHER REVENUES were $1,544,000, $1,653,000 and $1,490,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Interest and other revenues consist primarily of interest income. The Company earned interest income of $1,461,000, $1,296,000 and $1,438,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income increased during the 1997 period from the 1996 period due to higher average balances in cash, cash equivalents and investments. Interest income during the 1996 period decreased from the 1995 period due to lower yields on lower average balances in cash, cash equivalents and investments.

Other revenues in the 1997 period consisted primarily of intermediate materials sold to Collaborative Partners. Other revenues in the 1996 period consisted primarily of a settlement with a supplier of manufacturing materials, intermediate materials sold to a Collaborative Partner and a foreign currency transaction gain on a Collaborative Partner payment.

RESEARCH AND DEVELOPMENT EXPENSES for the years ended December 31, 1997, 1996 and 1995 were $16,952,000, $18,086,000 and $19,959,000, respectively. Research and development programs during the 1997 period include the following: (i) estradiol/progestin combination product development activities, including certain Phase III clinical costs; (ii) preclinical research and development on the pulmonary drug delivery technology; (iii) continuing estradiol development activities necessary for foreign regulatory approval, along with stability studies and clinical costs associated with the program; (iv) preclinical research and development activities on the OTM drug delivery technology; (v) Androderm 5 mg development and commercialization activities including interactions with the FDA; (vi) Phase II clinical and development activities for the female testosterone transdermal product; (vii) Phase II oxybutynin development activities in the United States and Phase I development activities for Meiji's oxybutynin product in Japan; (viii) Phase I development activities for the nicotine oral lozenge product; and (ix) various other collaboratively and independently developed products and technologies in several areas including transdermal, oral controlled release, pulmonary and drug targeting. With the commercial launches of Alora in May 1997 and the Androderm 5 mg product in June 1997, major development activities for these products were being completed. As a result, research and development expenses for these products decreased in the 1997 period compared to the 1996 period.

The reduction in 1996 compared to 1995 was the result of Phase III clinical trials and NDA preparation activities for the estradiol transdermal product and Androderm commercialization activities conducted during 1995 and not repeated in 1996. This decrease was partially offset by additional spending on: (i) commercialization, pre-approval inspection preparation and follow-up activities for the estradiol transdermal product; (ii) estradiol/progestin combination product development activities including completion of Phase II studies and initiation of Phase III clinical trials; (iii) testosterone single patch per day product development activities; (iv) female testosterone product Phase I and Phase II clinical activities; and (v) other projects funded by Collaborative Partners and by TheraTech.

During 1995, research and development expenses included the completion of Phase III clinical studies and the NDA submission for TheraTech's estradiol transdermal product, validation of the manufacturing process for Androderm, preproduction start-up expenses and costs associated with new and existing programs. Preproduction start-up expenses which included costs associated with staffing, training and operating the Company's commercial manufacturing facility were required to obtain regulatory approvals and prepare for product commercialization.

COST OF PRODUCTS SOLD for the years ended December 31, 1997, 1996 and 1995 were $10,640,000, $8,009,000 and $4,711,000, respectively, which included direct and indirect manufacturing costs attributable, in the 1997 period to production of the testosterone transdermal products and Alora, and in the 1996 period to the production of Androderm, Atmos and Andropatch, and the packaging cost associated with the Natrapac client contract. Gross margin on products sold improved to
31.2 percent for 1997, compared to 29.1 percent for 1996 and a negative 9.1 percent for 1995. The improved gross margins resulted from increased revenues recognized on Collaborative Partners shipments of products to their customers and improved production efficiencies.

                                 THERATECH, INC.

                             ----------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL AND ADMINISTRATIVE EXPENSES for the years ended December 31, 1997, 1996 and 1995 were $5,370,000, $4,935,000 and $6,694,000, respectively. The increase in expenses during 1997 is primarily due to outside services associated with business development and the negotiation of several contracts. The reduction of expenses in the 1996 period was primarily the result of 1995 outside services associated with the negotiation of several contracts being greater than such services in 1996. Expenses in 1995 included outside legal and consulting fees incurred in connection with marketing and supply agreements, costs to re-acquire the testosterone transdermal product marketing rights in Scandinavia, as well as the costs associated with growth in Japanese operations.

INTEREST AND OTHER EXPENSES for the years ended December 31, 1997, 1996 and 1995 were $937,000, $1,106,000 and $998,000, respectively. Interest and other expenses consist primarily of interest expense. The Company incurred interest expense of $888,000, $1,060,000 and $972,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The reduction in interest expense between 1997 and 1996 reflects lower total debt resulting from monthly payments of principal and interest toward notes payable and capital lease obligations. The increase in interest expense from 1995 to 1996 reflects an increase in capital lease obligations which were entered into in late 1995, partially offset by the payment of notes payable and capital lease obligations during 1996.


LIQUIDITY AND CAPITAL RESOURCES

Since its inception, TheraTech has funded its operations primarily through equity and debt financing, collaborative research and development agreements, product sales, licensing fees, and other revenues. As of December 31, 1997 and 1996, TheraTech had cash, cash equivalents and investments totaling $27,379,000 and $25,215,000, respectively. This increase was primarily the result of cash provided by operating activities, partially offset by cash used in investing activities (when adjusted for the net purchases and sales of securities) and financing activities as reflected in the Company's Consolidated Statements of Cash Flows.

Net cash provided by operating activities for the years ended December 31, 1997 and 1996 was $7,141,000 and $4,039,000, respectively, compared to net cash used in operating activities of $4,300,000 for 1995. Cash provided in 1997 and 1996 was primarily a result of net income and adjustments of non-cash expenses for depreciation and amortization, as compared to a net loss in 1995. The increase in cash during 1997 was partially offset by small increases in inventories and receivables along with decreases in unearned revenue, accounts payable and accrued liabilities. The increase in cash during 1996 was partially offset by increases in contracts and accounts receivable and a decrease in accounts payable and accrued liabilities.

The net cash provided by operating activities in 1997 is not necessarily indicative of future levels. As a result of changing levels of product sales and production costs, the amount and timing of milestone payments and licensing fees, and the timing of expenditures for new and existing product development programs, net income and accordingly the levels of net cash from operations will vary from year to year.

The Company's investing activities during the year ended December 31, 1997 used $10,704,000 compared to cash provided of $1,390,000 during 1996. Cash used in the 1997 period was primarily for the purchase of investment securities with the Company's excess cash. TheraTech evaluates its total cash position by including all its investments. If the net effect of cash used for the purchase and sales of securities were removed, investing activities would have used $4,402,000 during 1997 and used $2,976,000 during 1996. Cash used in the 1997 period reflects the purchases of equipment, leasehold improvements and intangible assets, which was primarily a non-exclusive, world-wide sublicense of certain patents relating to female hormone treatment. Cash used during 1996 was primarily for plant expansion costs and the purchase of equipment for manufacturing and research and development, partially offset by the release of cash previously restricted as part of a covenant in a financing agreement.

In a non-cash transaction, the Company acquired the marketing rights of certain hormone replacement therapy products which were subsequently licensed to a Collaborative Partner. The transaction has been reflected as an increase in intangible assets and other liabilities, and requires only principal payments over five years beginning in 1998.

                                 THERATECH, INC.

                             ----------------------
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Cash used in investing activities is generally a function of capital expenditures. The Company's future capital expenditure requirements will depend upon numerous factors, including the progress of research and development activities, the resources that the Company devotes to the independent development of products and technologies, and the need for additional manufacturing plant and equipment due to the demand for its other products, if and when approved.

Net cash used in financing activities for the years ended December 31, 1997 and 1996 was $530,000 and $739,000, respectively. Cash used in the 1997 and 1996 periods consist primarily of payments on notes payable and capital lease obligations, largely offset by proceeds from the issuance of stock in both the employee stock purchase plan and the employee stock option plan, and in 1996, from a short-term note with a client company. Based upon current expectation of operations and capital expenditures for 1998, the Company anticipates that its available cash, cash equivalents and investments plus anticipated revenues from collaborative agreements, product licensing and sales, interest income and bank financing should be sufficient to fund its current capital requirements and operating activities.

Year 2000 Issue

The Company has determined that it will need to modify or replace significant portions of its software to enable its computer systems to function properly with respect to dates in the year 2000 and beyond. The Company also has initiated discussions with its large customers, significant suppliers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with the Company's systems or otherwise impact its operations. The Company is assessing the extent to which its operations are vulnerable should those organizations fail to properly remediate their computer systems.

The Company's Year 2000 initiative is being managed by a team of internal staff and outside consultants. The team's activities are designed to ensure that there are no adverse effects on the Company's core business operations and that transactions with customers, suppliers and financial institutions are fully supported. The Company is well underway with these efforts, which are scheduled to be completed in mid-1999. While the Company believes that its planning efforts are adequate to address its Year 2000 concerns and that expenditures associated with Year 2000 compliance will not have a material impact on anticipated earnings in 1998 or 1999, there can be no assurance that unexpected difficulties will not arise or prevent TheraTech's and other companies systems from being converted on a timely basis or that such expenditures will not have a material adverse effect on the Company's business, financial condition or results of operations.

New Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Examples of other comprehensive income include foreign currency items, unrealized gains and losses on certain investments in debt and equity securities and minimum pension liability adjustments. It is not anticipated that the adoption of this statement will have a material effect on the financial statements of the Company.

                                 THERATECH, INC.
                                -----------------
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)

                                                              YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------
                                                 1997        1996        1995        1994        1993
                                               --------    --------    --------    --------    --------
STATEMENTS OF OPERATIONS DATA:
Revenues:
     Research and development                  $ 20,241    $ 20,413    $ 15,998    $  3,228    $  2,063
     Product sales                               15,470      11,296       4,318          --          --
     Licensing                                    2,495       2,999       2,715       4,277       3,300
     Interest and other                           1,544       1,653       1,490       1,282         902
                                               --------    --------    --------    --------    --------
         Total revenues                          39,750      36,361      24,521       8,787       6,265

Costs and expenses:
     Research and development                    16,952      18,086      19,959      15,581       8,957
     Cost of products sold                       10,640       8,009       4,711          --          --
     General and administrative                   5,370       4,935       6,694       4,545       3,617
     Interest and other                             937       1,106         998         298         120
     Purchase of in-process technology               --          --          --          --       1,446
                                               --------    --------    --------    --------    --------
         Total costs and expenses                33,899      32,136      32,362      20,424      14,140
                                               --------    --------    --------    --------    --------
Net income (loss)                              $  5,851    $  4,225    $ (7,841)   $(11,637)   $ (7,875)
                                               ========    ========    ========    ========    ========
Net income (loss) per share - basic (1)        $   0.28    $   0.21    $  (0.40)   $  (0.61)   $  (0.50)
                                               ========    ========    ========    ========    ========
Net income (loss) per share - diluted (1)      $   0.27    $   0.20    $  (0.40)   $  (0.61)   $  (0.50)
                                               ========    ========    ========    ========    ========

BALANCE SHEET DATA:
Cash, cash equivalents and investments         $ 27,379    $ 25,215    $ 25,098    $ 29,050    $ 18,749
Working capital                                  24,710      22,302      14,530      20,012      14,831
Total assets                                     61,861      53,847      50,836      49,818      28,060
Notes payable and capital lease obligations,
     less current portion                         7,261       8,661      10,320       8,662         652
Accumulated deficit                             (27,210)    (33,061)    (37,286)    (29,445)    (17,808)
Stockholders' equity                             43,557      36,022      30,391      37,307      22,595

---------

1) The net income (loss) per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share". For further discussion on earnings per share and the impact of Statement No. 128, see the notes to the consolidated financial statements.

                                 THERATECH, INC.
                                -----------------
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED DECEMBER 31,
                                              ------------------------------------------
                                                  1997           1996           1995
                                              ------------   ------------   ------------
Revenues:
     Research and development revenue under
        collaborative agreements              $ 20,240,486   $ 20,413,161   $ 15,997,563
     Product sales                              15,469,831     11,296,298      4,318,193
     Licensing                                   2,495,000      2,999,000      2,715,000
     Interest and other                          1,544,302      1,653,083      1,490,777
                                              ------------   ------------   ------------
        Total revenues                          39,749,619     36,361,542     24,521,533

Costs and expenses:
     Research and development                   16,952,259     18,086,153     19,959,358
     Cost of products sold                      10,639,550      8,008,967      4,711,102
     General and administrative                  5,370,070      4,935,429      6,694,112
     Interest and other                            936,991      1,106,084        997,550
                                              ------------   ------------   ------------
        Total costs and expenses                33,898,870     32,136,633     32,362,122
                                              ------------   ------------   ------------
Net income (loss)                             $  5,850,749   $  4,224,909   $ (7,840,589)
                                              ============   ============   ============
Net income (loss) per share - basic           $       0.28   $       0.21   $      (0.40)
                                              ============   ============   ============
Net income (loss) per share - diluted         $       0.27   $       0.20   $      (0.40)
                                              ============   ============   ============


See accompanying notes.

                                 THERATECH, INC.
                                -----------------
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     DECEMBER 31,
                                                                            ----------------------------
                                                                                1997            1996
                                                                            ------------    ------------
Current assets:
     Cash and cash equivalents                                              $ 14,979,465    $ 19,116,991
     Short-term investments                                                    9,397,948       4,097,419
     Contracts and accounts receivable                                         4,847,106       4,726,112
     Inventories                                                               2,830,270       2,277,021
     Prepaid expenses                                                             66,095          36,127
                                                                            ------------    ------------
        Total current assets                                                  32,120,884      30,253,670
Investments in long-term securities                                            3,001,938       2,000,468
Plant and equipment:
     Plant                                                                     9,301,171       9,301,171
     Equipment                                                                15,039,772      11,950,618
     Leasehold improvements                                                      806,740         986,703
     Construction in progress                                                  2,395,759       2,929,228
                                                                            ------------    ------------
                                                                              27,543,442      25,167,720
     Less accumulated depreciation and amortization                           (8,225,341)     (5,737,034)
                                                                            ------------    ------------
        Net plant and equipment                                               19,318,101      19,430,686
Other assets:
     Intangible assets                                                         7,115,879       1,165,998
     Other assets                                                                304,008         995,980
                                                                            ------------    ------------
        Total other assets                                                     7,419,887       2,161,978
                                                                            ------------    ------------
            Total assets                                                    $ 61,860,810    $ 53,846,802
                                                                            ============    ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                       $  1,517,512    $  1,360,512
     Accrued liabilities                                                       1,941,915       2,383,698
     Current portion of notes payable and capital lease obligations            1,397,763       1,609,587
     Unearned revenue                                                          2,553,237       2,597,942
                                                                            ------------    ------------
        Total current liabilities                                              7,410,427       7,951,739

Notes payable, less current portion                                            5,135,569       5,684,880
Capital lease obligations, less current portion                                2,125,366       2,975,864
Other liabilities                                                              3,420,000              --
Unearned revenue                                                                 212,000       1,212,000

Commitments and contingencies

Stockholders' equity:
     Common stock, $0.01 par value:
        Authorized - 50,000,000 shares; issued and outstanding 21,019,255
        as of December 31, 1997 and 20,563,395 as of December 31, 1996           210,193         205,634
     Additional paid-in capital                                               70,840,782      69,116,551
     Accumulated deficit                                                     (27,210,414)    (33,061,163)
     Cumulative translation adjustment                                          (283,113)       (238,703)
                                                                            ------------    ------------
        Total stockholders' equity                                            43,557,448      36,022,319
                                                                            ============    ============
            Total liabilities and stockholders' equity                      $ 61,860,810    $ 53,846,802
                                                                            ============    ============


See accompanying notes.

                                 THERATECH, INC.
                                -----------------
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                 COMMON STOCK                ADDITIONAL      UNREALIZED
                                                        -------------------------------       PAID-IN       GAIN (LOSS)
                                                            SHARES           PAR VALUE         CAPITAL     ON INVESTMENTS
                                                        --------------- ---------------  ---------------  ---------------
Balance at December 31, 1994                                19,599,297       $ 195,993     $ 66,584,075        $ (52,958)
     Common stock issued upon exercise
         of stock options                                      377,025           3,770          742,909               --
     Common stock issued in the employee
         stock purchase plan                                    31,386             315          160,772               --
     Compensation expense related to the
         grant of stock options                                     --              --           21,392               --
     Unrealized gain on investments held
         as available-for-sale                                      --              --               --          132,899
     Cumulative translation adjustment                              --              --               --               --
     Net loss                                                       --              --               --               --
                                                        --------------- ---------------  ---------------  ---------------
 Balance at December 31, 1995                               20,007,708         200,078       67,509,148           79,941
     Common stock issued upon exercise
         of stock options                                      519,321           5,193        1,313,287               --
     Common stock issued in the employee
         stock purchase plan                                    36,385             363          293,448               --
     Repurchase of fractional shares resulting
         from the 3-for-2 stock split                              (19)             --             (288)              --
     Compensation expense related to the
         grant of stock options                                     --              --              956               --
     Change in unrealized gain on investments held
         as available-for-sale                                      --              --               --          (79,941)
     Cumulative translation adjustment                              --              --               --               --
     Net income                                                     --              --               --               --
                                                        --------------- ---------------  ---------------  ---------------
 Balance at December 31, 1996                               20,563,395         205,634       69,116,551               --
     Common stock issued upon exercise
         of stock options, net                                 379,650           3,797        1,016,636
     Common stock issued in the employee
         stock purchase plan, net                               43,525             435          374,922               --
     Common stock issued for in-process technology              32,685             327          332,673               --
     Cumulative translation adjustment                              --              --                --              --
     Net income                                                     --              --                --              --
                                                        --------------- ---------------  ---------------  ---------------
 Balance at December 31, 1997                               21,019,255       $ 210,193     $ 70,840,782              $ -
                                                        =============== ===============  ===============  ===============


                                                                            CUMULATIVE       TOTAL
                                                         ACCUMULATED       TRANSLATION    STOCKHOLDERS'
                                                           DEFICIT          ADJUSTMENT      EQUITY
                                                      ----------------   --------------  ---------------
Balance at December 31, 1994                            $ (29,445,483)    $     25,361     $ 37,306,988
     Common stock issued upon exercise
         of stock options                                          --               --          746,679
     Common stock issued in the employee
         stock purchase plan                                       --               --          161,087
     Compensation expense related to the
         grant of stock options                                    --               --           21,392
     Unrealized gain on investments held
         as available-for-sale                                     --               --          132,899
     Cumulative translation adjustment                                        (137,006)        (137,006)
     Net loss                                              (7,840,589)              --       (7,840,589)
                                                      ----------------   --------------  ---------------
 Balance at December 31, 1995                             (37,286,072)        (111,645)      30,391,450
     Common stock issued upon exercise
         of stock options                                          --               --        1,318,480
     Common stock issued in the employee
         stock purchase plan                                       --               --          293,811
     Repurchase of fractional shares resulting
         from the 3-for-2 stock split                              --               --             (288)
     Compensation expense related to the
         grant of stock options                                    --               --              956
     Change in unrealized gain on investments held
         as available-for-sale                                     --               --          (79,941)
     Cumulative translation adjustment                             --         (127,058)        (127,058)
     Net income                                             4,224,909               --        4,224,909
                                                      ----------------   --------------  ---------------
 Balance at December 31, 1996                             (33,061,163)        (238,703)      36,022,319
     Common stock issued upon exercise
         of stock options, net                                     --               --        1,020,433
     Common stock issued in the employee
         stock purchase plan, net                                  --               --          375,357
     Common stock issued for in-process technology                 --               --          333,000
     Cumulative translation adjustment                             --          (44,410)         (44,410)
     Net income                                             5,850,749               --        5,850,749
                                                      ----------------   --------------  ---------------
 Balance at December 31, 1997                           $ (27,210,414)    $    (283,113)   $ 43,557,448
                                                      ================   ==============  ===============

See accompanying notes.

                                 THERATECH, INC.
                                -----------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1997            1996            1995
                                                                     ------------    ------------    ------------
OPERATING ACTIVITIES:
Net income (loss)                                                    $  5,850,749    $  4,224,909    $ (7,840,589)
Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization                                      3,056,619       2,354,279       1,552,362
     Common stock issued for in-process technology                        333,000              --              --
     Compensation expense related to the grant of
        stock options                                                          --             956          21,392
     Changes in operating assets and liabilities:
          Contracts and accounts receivable                              (120,994)     (2,568,553)     (1,139,339)
          Inventories                                                    (553,249)        141,495      (2,418,516)
          Prepaid expenses                                                284,117         409,214         (46,386)
          Accounts payable and accrued liabilities                       (664,783)       (688,455)      2,146,684
          Unearned revenue                                             (1,044,705)        165,120       3,424,322
                                                                     ------------    ------------    ------------
            Net cash provided by (used in) operating activities         7,140,754       4,038,965      (4,300,070)

INVESTING ACTIVITIES:
Purchases of securities                                               (12,411,000)     (5,519,041)    (10,252,075)
Sales and maturities of securities                                      6,109,001       9,884,968      11,200,326
Purchases of plant and equipment                                       (2,677,467)     (3,628,421)     (3,962,822)
Purchase of intangible assets                                          (2,416,448)       (107,739)       (170,922)
Changes in other assets                                                   691,972         760,440       1,215,783
                                                                     ------------    ------------    ------------
            Net cash provided by (used in) investing activities       (10,703,942)      1,390,207      (1,969,710)

FINANCING ACTIVITIES:
Proceeds from issuance of notes payable and
     capital lease obligations                                                 --         300,000       4,069,477
Proceeds from issuance of common stock, net                             1,395,790       1,612,003         907,766
Payments of notes payable and capital lease obligations                (1,925,718)     (2,651,478)     (1,706,564)
                                                                     ------------    ------------    ------------
            Net cash provided by (used in) financing activities          (529,928)       (739,475)      3,270,679
Effect of exchange-rate changes on cash and cash equivalents              (44,410)       (127,058)       (137,006)
                                                                     ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents                   (4,137,526)      4,562,639      (3,136,107)
Cash and cash equivalents at beginning of period                       19,116,991      14,554,352      17,690,459
                                                                     ============    ============    ============
Cash and cash equivalents at end of period                           $ 14,979,465    $ 19,116,991    $ 14,554,352
                                                                     ============    ============    ============


See accompanying notes.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

Organization and Business Activities

TheraTech, Inc. ("TheraTech" or the "Company") was incorporated in January 1985 and develops advanced, controlled release and other drug delivery products which administer drugs through the skin, by oral delivery to the gastrointestinal tract, through tissues in the oral cavity, through absorption in the lungs and by other means. The Company designs, develops and manufactures products which it believes utilize the most effective delivery method for administering a given drug.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Nippon TTI K.K. ("TheraTech Japan") and Natrapac, Inc. ("Natrapac"). All significant intercompany accounts and transactions have been eliminated.

Estimates

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 1997 presentation.

Revenues

The Company has entered into various collaborative research and development, product licensing and marketing agreements with certain pharmaceutical companies ("Collaborative Partners"). These agreements provide for TheraTech to receive payments in various forms, which can include licensing fees and other payments upon execution of an agreement, milestone payments upon achievement of certain technical and regulatory goals and periodic payments in the form of cost reimbursements for product development and clinical evaluation of a specified product, including a portion of general and administrative expenses. Research and development revenues and licensing fees are recognized as earned based on terms in the specific contracts. Milestone payments are included in revenues in the period in which the applicable milestone is achieved.

TheraTech has also entered into various product supply agreements to manufacture products for certain Collaborative Partners. These agreements include provisions for TheraTech to recognize product sales and unearned revenue at the time TheraTech ships product to the Collaborative Partner and/or at the time the Collaborative Partner ships product to its customers. Unearned revenue relates to advances on future product sales.

Three Collaborative Partners accounted for 82 percent of research and development and licensing revenues for the year ended December 31, 1997, three Collaborative Partners accounted for 86 percent in 1996 and four Collaborative Partners accounted for 84 percent in 1995. Additionally, two Collaborative Partners accounted for 95 percent of product sales for the year ended December 31, 1997, and one Collaborative Partner accounted for 79 and 94 percent of product sales in 1996 and 1995, respectively.

Interest and other revenues consist primarily of interest income. The Company earned interest income of $1,461,236, $1,296,163, and $1,438,123 for the years ended December 31, 1997, 1996 and 1995, respectively.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development

Research and development expenses consist of self-funded research and development costs and the costs associated with work performed under collaborative research and development agreements. Research and development expenses include direct and allocated expenses and exclude reimbursable general and administrative costs. Research and development expenses incurred under collaborative agreements were approximately $12,581,000, $14,813,000 and $13,939,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company performs research and development under agreements with certain of its pharmaceutical company partners, some of whom have made equity investments in TheraTech. None of these partners have an interest greater than a 10 percent in the Company.

Income Taxes

The Company records its income taxes under the asset and liability method, in which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period of the enactment date.

Net Income (Loss ) per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

Cash and Cash Equivalents

Cash includes currency on hand and demand deposits with financial institutions. Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount reported on the balance sheets for cash and cash equivalents approximates their fair value.

Credit and Investment Risk

The Company considers its credit risk to be minimal as its transactions are primarily with major pharmaceutical company partners. Allowances for doubtful accounts were $50,000 and $91,000 at December 31, 1997 and 1996, respectively. Additionally, short-term investments and investments in long-term securities at December 31, 1997 and 1996 consist of investment grade U.S. Government obligations and corporate debt securities of companies with strong credit ratings from a variety of industries.

Plant and Equipment

Plant and equipment is recorded at cost. Depreciation of plant and equipment is computed on a straight-line basis over estimated useful lives of three to seven years for equipment and 20 years for the plant. Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized straight line over the lesser of the useful life of the improvement or lease term. Amortization of equipment under capital leases and leasehold improvements is included with depreciation expense.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Intangible and Other Assets

Intangible and other assets consist of the following:

                                                    December 31,
                                             -----------------------
                                                1997         1996
                                             ----------   ----------
Intangible assets:
    Patent application costs, net            $3,535,111   $1,163,253
    Marketing rights, net                     3,578,333           --
    Other                                         2,435        2,745
                                             ----------   ----------

        Net intangible assets                $7,115,879   $1,165,998
                                             ==========   ==========
Other assets:
    Deposits                                 $  175,099   $  195,637
    Cash surrender value of life insurance      128,909       50,343
    Restricted cash                                  --      750,000
                                             ----------   ----------

        Total other assets                   $  304,008   $  995,980
                                             ==========   ==========

Patent application costs represent capitalized legal and other costs incurred in connection with obtaining patents which, once granted, are amortized over the shorter of 17 years, the remaining patent life or the estimated useful life of the patent using the straight-line method. During 1997, TheraTech acquired a non-exclusive, world-wide sublicense to certain patents relating to hormone treatment. Accumulated amortization was $163,505 and $118,605 as of December 31, 1997 and 1996, respectively. Amortization expense was $44,900, $35,873 and $31,285 for the years ended December 31, 1997, 1996 and 1995, respectively.

Marketing rights represent costs incurred to acquire the marketing rights of certain hormone replacement therapy products which were subsequently licensed to a Collaborative Partner. The Company acquired the marketing rights in a non-cash transaction which has been reflected as an increase in intangible assets and other liabilities, and requires only principal payments over five years. Amortization is calculated using the shorter of the estimated useful life of the products under the licensing agreement or the life of the patents covering the technology used in the products, using the straight-line method. Amortization expense and accumulated amortization was $221,667 at December 31, 1997.

The estimated useful lives and recorded values of all intangible assets are periodically reviewed by management and adjusted to reflect any change in anticipated lives or diminution in value.

Accrued Liabilities

Accrued liabilities consist of the following:

                                          December 31,
                                    -----------------------
                                       1997         1996
                                    ----------   ----------
Accrued payroll and payroll taxes   $1,126,400   $  912,292
Accrued marketing rights costs         380,000           --
Accrued clinical costs                 100,000      837,533
Other                                  335,515      633,873
                                    ----------   ----------

                                    $1,941,915   $2,383,698
                                    ==========   ==========

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Examples of other comprehensive income include foreign currency items, unrealized gains and losses on certain investments in debt and equity securities and minimum pension liability adjustments. It is not anticipated that the adoption of this statement will have a material effect on the financial statements of the Company.

2.       SHORT-TERM INVESTMENTS AND INVESTMENTS IN LONG-TERM SECURITIES

The Company classifies its investments in one of two categories:
held-to-maturity or available-for-sale. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities are classified as available-for-sale.

Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Premiums and discounts are amortized over the life of the related security. Available-for-sale securities are recorded at fair value based on general market valuations. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

Short-term investments have a maturity of twelve months or less. Investments in long-term securities generally mature in one to five years. Short-term investments and investments in long-term securities consist of the following:

                                              1997         1996
                                           ----------   ----------
Short-term investments:

     Held-to-maturity, at amortized cost   $9,397,948   $4,097,419
                                           ==========   ==========

Investments in long-term securities:

     Held-to-maturity, at amortized cost   $3,001,938   $2,000,468
                                           ==========   ==========

The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for held-to-maturity securities by major security type at December 31, 1997 and 1996, were as follows:

                                                    Gross         Gross        Estimated
                                    Amortized    Unrealized     Unrealized       Fair
DECEMBER 31, 1997                      Cost         Gains        Losses          Value
                                   -----------   -----------   -----------   -----------
Held-to-maturity:
     U.S. government obligations   $ 1,000,000   $        --   $       900   $   999,100
     Corporate obligations          11,399,886        44,667         4,640    11,439,913
                                   -----------   -----------   -----------   -----------

                                   $12,399,886   $    44,667   $     5,540   $12,439,013
                                   ===========   ===========   ===========   ===========

                                                    Gross      Gross       Estimated
                                    Amortized    Unrealized  Unrealized     Fair
DECEMBER 31, 1996                     Cost         Gains       Losses       Value
                                   ----------   ----------   ----------   ----------
Held-to-maturity:
     U.S. government obligations   $2,001,663   $       --   $    1,063   $2,000,600
     Corporate obligations          4,096,224        2,239          780    4,097,683
                                   ----------   ----------   ----------   ----------
                                   $6,097,887   $    2,239   $    1,843   $6,098,283
                                   ==========   ==========   ==========   ==========

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 1997, TheraTech purchased $12,411,000 in held-to-maturity securities. Also during 1997, proceeds from the maturity of held-to-maturity securities were $6,109,001. During 1996, the Company purchased $5,310,532 in held-to-maturity securities and $208,509 in available-for-sale securities. Also during 1996, proceeds from the maturity of held-to-maturity securities were $6,410,840 and sales of available-for-sale securities were $3,474,128.

3.       INVENTORIES

Inventories are stated at the lower of cost or market applying the first-in, first-out cost method. Inventories at December 31, 1997 and 1996, consist of the following:

                     1997         1996
                  ----------   ----------
Raw materials     $2,568,690   $2,181,079
Work in process      148,801        9,552
Finished goods       112,779       86,390
                  ==========   ==========

                  $2,830,270   $2,277,021
                  ==========   ==========

4.       NOTES PAYABLE AND LEASES

TheraTech has a 15 year term note which will mature in September 2009 with a bank to finance its commercial manufacturing facility. TheraTech is required to make monthly payments of principal and interest. Interest for the first 60 months is fixed at 8.99 percent and will be adjusted every 60 months based on the five-year U.S. Treasury constant maturity rate. Based on the adjustable interest rate, the carrying value of this note approximates fair value.

TheraTech has generally financed equipment by using promissory notes and leases. Certain of these leases have been classified as capital lease obligations. At December 31, 1997 and 1996, the gross amount of equipment recorded under capital leases for both years was approximately $5,000,000. Accumulated amortization on these assets at December 31, 1997 and 1996 was approximately $1,745,000 and $985,000, respectively. At the expiration of the 60 month lease term, TheraTech will have the option to purchase all the equipment or renew the lease for twelve months and then: a) return the equipment, b) purchase the equipment at fair market value or c) re-negotiate the lease. Additionally, TheraTech has notes payable with a financial institution for certain equipment which have outstanding balances totaling approximately $276,000, and which require monthly payments of principal and interest sufficient to fully amortize the notes in periods ranging from one to two years. The notes bear interest at rates between
8.68 and 9.12 percent.

Notes payable and capital lease obligations are secured by a building, equipment (and during 1996, an interest bearing deposit classified as restricted cash) with a total cost of approximately $14,300,000 at December 31, 1997. The various financing agreements contain covenants among which require TheraTech to maintain certain financial ratios and minimum cash balances and restrict dividend payments. As of December 31, 1997, the Company was in compliance with these covenants. The weighted average interest rate on notes payable was 8.94 percent as of December 31, 1997.

TheraTech also has noncancellable operating leases for land, office and laboratory space and equipment. The Company has a 40-year lease, with an option to renew for an additional ten years, on approximately seven acres of land in Salt Lake City, Utah on which the Company has constructed its manufacturing facility. The Company also leases office and laboratory facilities in Salt Lake City, Utah and in Tokyo, Japan. These leases expire in February and May 1999. The lease on the Utah facility has two, one year renewal options and is subject to adjustment based on a consumer price index. The lease on the Tokyo facility has a renewal option of an additional two years. Future minimum payments of these renewals are not reflected in the table below. Equipment leases are generally for periods of three to five years and contain purchase options at fair market value. Lease expense amounted to $1,140,552, $977,508 and $937,396 for the years ended December 31, 1997, 1996 and 1995, respectively.

Interest expense which approximates interest paid was $887,734, $1,060,076 and $971,708 for the years ended December 31, 1997, 1996 and 1995, respectively.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum capital lease payments, maturities of notes payable, other liabilities and minimum lease payments under noncancellable operating leases at December 31, 1997 are as follows:

                                                      Capital
                                                       Lease          Notes      Other         Operating
Year ended December 31:                              Obligations     Payable   Liabilities     Leases
                                                      ----------   ----------   ----------   ----------
1998                                                  $1,099,111   $  547,265   $  380,000   $1,140,514
1999                                                   1,373,906      297,009      380,000      465,791
2000                                                     943,410      323,743      950,000      110,378
2001                                                          --      355,546      950,000       99,256
2002                                                          --      389,084    1,140,000       98,766
Thereafter                                                    --    3,770,187           --    2,995,902
                                                      ----------   ----------   ----------   ----------

                                                       3,416,427   $5,682,834   $3,800,000   $4,910,607
                                                                   ==========   ==========   ==========
Less amount representing imputed interest                440,563
                                                      ----------
Present value of net minimum capital lease payments    2,975,864
Less current portion of capital lease obligations        850,498
                                                      ----------

Capital lease obligations, less current portion       $2,125,366
                                                      ==========

5.       COMMITMENTS AND CONTINGENCIES

TheraTech entered into a purchase commitment with a commercial supplier for material used in its manufacturing process. Under this agreement, TheraTech was to purchase, at predetermined prices, fixed quantities over four years. During 1997, TheraTech renegotiated a significant reduction in the purchase commitment and added an option to pay a fixed fee instead of purchasing material. Amounts paid to the supplier under the commitment were approximately $875,000 in 1995, $1,392,000 in 1996 and $2,516,000 in 1997. In 1998, TheraTech has the option of purchasing quantities of material totaling $1,750,032 or paying $800,000.

In the ordinary course of business, various suits and claims are filed by and against TheraTech. In the past, TheraTech's liability claims have not been significant. The Company is not a party to any litigation, other than legal and arbitration proceedings which are believed to be ordinary or routine litigation incidental to its business.

6.       STOCKHOLDERS' EQUITY

TheraTech is authorized to issue 5,000,000 shares of preferred stock, $0.01 par value, none of which was outstanding at December 31, 1997 and 1996. The Board of Directors may determine rights, preferences and privileges of any preferred stock issued in the future.

Stock Option Plans

The Company has granted non-qualified stock options to officers, employees, consultants and outside members of the Board of Directors. TheraTech also has an incentive stock option plan for its employees (the "Employee Plan") and a stock option plan for its directors (the "Director Plan") (together, the "Option Plans"). In general, options granted under the Option Plans vest over zero to five years and have maximum terms of 10 years. At December 31, 1997, a total of 2,812,500 shares of Common Stock were reserved for issuance under the Option Plans of which 277,500 shares were reserved for issuance under the Director Plan.

The Company has elected to continue to apply Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its plans. The alternative fair value method of accounting prescribed by Financial Accounting Standards Board No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options, as discussed below. Accordingly, under APB 25, no compensation expense has been recognized for the stock option plans except compensation expense for the difference between the grant price and the market value at the date of grant. Compensation expense related to stock options was not material.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the stock options. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield, 0%; expected stock price volatility, 27.2%
- 34.5%; risk-free interest rate, 5.5% - 6.7%; and average expected life of options, 3.8 - 4.2 years. If compensation expense for the Company's stock-based compensation plans had been determined consistent with FAS 123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                                         Year Ended December 31,
                                                                 --------------------------------------------
                                                                    1997           1996              1995
                                                                 ----------      ----------      ------------
   Net income (loss)                          As reported        $5,850,749      $4,224,909      $(7,840,589)
                                              Pro forma           4,597,492       2,970,535       (8,884,776)

   Net income (loss) per share - basic        As reported             $0.28           $0.21           $(0.40)
                                              Pro forma                0.22            0.15            (0.45)

   Net income (loss) per share - diluted      As reported             $0.27           $0.20           $(0.40)
                                              Pro forma                0.21            0.14            (0.45)

The effect of FAS 123 on pro forma net income (loss) and net income (loss) per share disclosed for 1997, 1996 and 1995 may not be representative of the effects on pro forma results in future years. The pro forma results for 1997, 1996 and 1995 include the impact of only three, two and one years, respectively, of options vesting, while subsequent years will include additional years of vesting.

A summary of the Company's stock option activity is as follows:

                                          Weighted                Weighted                  Weighted
                            Year Ended    Average   Year Ended    Average     Year Ended    Average
                            December 31,  Exercise  December 31,  Exercise    December 31,  Exercise
                              1997         Price      1996         Price        1995        Price
                            ---------    ---------  ---------    ---------    ---------    --------
Balance at
  beginning of period       2,830,514    $    6.84  3,090,420    $    5.70    3,053,595    $   4.65
Granted                       493,950         9.38    303,515        11.47      488,925        9.64
Exercised                    (379,650)        2.71   (519,321)        2.54     (377,025)       1.97
Canceled                      (47,425)       10.99    (44,100)        8.69      (75,075)       7.51
                            ---------    ---------  ---------    ---------    ---------    --------
Balance at end of period    2,897,389    $    7.75  2,830,514    $    6.84    3,090,420    $   5.70
                           ==========    =========  =========    =========    =========    ========

Exercisable                 2,368,461               2,300,635                 2,315,595

Weighted-average fair
  value of options
  granted during the year       $3.43                   $4.24                     $3.44

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following summarizes information about stock options outstanding at December 31, 1997:

                                        Options Outstanding                Options Exercisable
                             ----------------------------------------   -------------------------
                                              Weighted-
                                 Number       Average                    Number
                              Outstanding    Remaining      Weighted-   Exercisable     Weighted-
      Range of                     at        Contractual     Average        at          Average
      Exercise                 December 31,   Life in       Exercise    December 31,    Exercise
      Prices                      1997         Years          Price        1997          Price
----------------------       --------------  -----------   ----------   -----------    ----------
$0.83   to       6.00           927,677        3.22         $ 3.44         882,677      $ 3.48
 6.60   to      10.00         1,092,729        7.06           8.78         783,326        8.85
10.06   to      15.50           876,983        7.30          11.04         702,458       11.04
---------------------         ---------        ----         ------       ---------      ------
$0.83   to      15.50         2,897,389        5.90         $ 7.75       2,368,461      $ 7.50
=====================         =========        ====         ======       =========      ======


Employee Stock Purchase Plan

As part of an employee retention program, the Company established the 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") to provide employees with an opportunity to purchase common stock of the Company through payroll deductions. Accordingly, 300,000 shares of common stock were reserved for issuance to eligible employees. This Stock Purchase Plan will terminate in the year 2012 unless sooner terminated by the Board of Directors. Under this Stock Purchase Plan, the Company's employees, subject to certain restrictions, may purchase shares of common stock at the lesser of 85 percent of fair market value at either the enrollment date or the exercise date. As of December 31, 1997, under this plan 123,911 shares had been issued.

7.       NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income
(loss) per share:

                                              1997           1996           1995
                                          ------------   ------------   ------------
Numerator:
Net income (loss) -- Numerator for
  basic and diluted net income
  (loss) per share                        $  5,850,749   $  4,224,909   $ (7,840,589)
                                          ============   ============   ============

Denominator:
Denominator for basic net income
  (loss) per share - weighted average
  shares                                    20,778,060     20,291,513     19,789,460
Effect of dilutive securities:
  Stock options                                956,280      1,295,415             --
                                          ------------   ------------   ------------
Denominator for diluted net income
  (loss) per share - adjusted
  weighted average shares and assumed
  conversions                               21,734,340     21,586,928     19,789,460
                                          ============   ============   ============
Net income (loss) per share - basic       $       0.28   $       0.21   $      (0.40)
                                          ============   ============   ============
Net income (loss) per share - diluted     $       0.27   $       0.20   $      (0.40)
                                          ============   ============   ============

Options to purchase an additional 1,101,208 shares of common stock were outstanding during 1997 but were not included in the computation of diluted net income (loss) per share because the options' exercise price was greater than the average market price of the common shares, therefore, the effect would be antidilutive.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       RELATED PARTY TRANSACTIONS

One of the Company's principal stockholders and directors is affiliated with the University of Utah ("the University"). In the normal course of business, the Company has entered into various agreements with the University for research and other services. Additionally, certain agreements provide for, but are not limited to, the following terms: granting of exclusive licensing and marketing rights to TheraTech, ownership of patents by the University and royalties payable to the University ranging from 2 to 15 percent on royalties received by the Company. The Company paid to a University department affiliated with the principal stockholder and director $55,000, $57,500 and $18,393 for the years ended December 31, 1997, 1996 and 1995, respectively.

As of December 31, 1997, TheraTech had two unsecured loans to officers of the Company, an 8.0 percent note for $72,676 due November 25, 1998, and an 8.0 percent note for $73,227 which was fully paid in February 1998.

9.       401(k) AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company sponsors a 401(k) plan under which employees may defer a certain percentage of their salary. The Company will match 75 percent of the employee's contribution up to 8.5 percent of their salary. Employees who have completed six months of service and who are at least 18 years of age are eligible to participate. For the years ended December 31, 1997, 1996 and 1995, the 401(k) plan expenses were $461,712, $288,161 and $206,371, respectively.

Additionally, effective December 1, 1997, the Company established a non-qualified deferred compensation plan ("Non-Qualified Plan") for certain executives of the Company. The Non-Qualified Plan enables participants to defer income on a pre-tax basis and is not funded. The Company will match 75 percent of the participant's contribution up to 8.5 percent of their salary, however, the Company's combined contribution to both the 401(k) plan and the Non-Qualified Plan will be based on an amount not to exceed 8.5% of the participant's salary. For the year ended December 31, 1997, the Non-Qualified Plan expenses were $29,382. As of December 31, 1997, the liability for deferred compensation was $108,550.

10.      INCOME TAXES

As of December 31, 1997, TheraTech had federal and state net operating loss carryforwards of approximately $39,000,000. The Company also has federal research and development tax credit carryforwards of approximately $2,500,000. The net operating loss and credit carryforwards will expire at various dates beginning in years 2001 through 2012, if not utilized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                       December 31,
                                               ----------------------------
                                                   1997            1996
                                               ------------    ------------
 Deferred tax assets:
    Net operating loss carryforwards           $ 14,418,000    $ 15,473,000
    Research credits                              2,594,000       1,846,000
    Other, net                                      982,000       1,060,000
                                               ------------    ------------
    Total deferred tax assets                    17,994,000      18,379,000
 Valuation allowance for deferred tax assets    (17,994,000)    (18,379,000)
                                               ------------    ------------

Net deferred tax assets                        $         --    $         --
                                               ============    ============

The net valuation allowance decreased by $385,000, during the year ended December 31, 1997.

As of December 31, 1997, and 1996, approximately $5,832,000 and $4,708,000, respectively, of the valuation allowance for deferred tax assets relate to benefits of stock option deductions which, when recognized, will be credited directly to additional paid-in capital.

                                 THERATECH, INC.
                                -----------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles income tax at the U.S. federal statutory tax rate to the tax provision at the effective tax rate:

                                          1997      1996
                                       ---------    ----
 Current:
    Federal                            $ 123,000      --
    State                                     --      --
                                       ---------    ----
    Total current                        123,000      --

 Deferred
    Federal                             (123,000)     --
    State                                     --      --
                                       ---------    ----
      Total deferred                    (123,000)     --
                                       ---------    ----

Provision (benefit) for income taxes   $      --    $ --
                                       =========    ====

The reconciliation of income tax at the U.S. federal statutory tax rate to income expense is as follows:

                                             1997           1996
                                          -----------    -----------
 Tax at U.S. statutory rates              $ 1,989,000    $ 1,436,000
 State tax, net of federal tax benefit        193,000        139,000
 Credits                                     (620,000)      (182,000)
 Adjustments of valuation allowance for
    Deferred tax assets                    (1,560,000)    (1,401,000)
 Other, net                                    (2,000)         8,000
                                          -----------    -----------

Income tax expense                        $        --    $        --
                                          ===========    ===========

                         Report of Independent Auditors


The Board of Directors and Stockholders
TheraTech, Inc.

We have audited the accompanying consolidated balance sheets of TheraTech, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TheraTech, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP
Salt Lake City, Utah
February 6, 1998